Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-171943, 333-164693, 333-157289, 333-149247, 333-142619, 333-134578, 333-127771, 333-116893, and Form S-3 Nos. 333-152838, 333-129444, 333-128865) of Senomyx, Inc. of our reports dated March 3, 2011 with respect to the financial statements of Senomyx, Inc. and the effectiveness of internal control over financial reporting of Senomyx, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

San Diego, California

March 3, 2011